                                                              EXHIBIT 11.1

                       COMPUTATION OF EARNINGS PER COMMON
                          AND COMMON SHARE EQUIVALENTS

                                              1998     1997
                                             ------   ------
Shares outstanding at beginning of period       100      100

Weighted average of common shares issued
during the period                                --       --
                                             ------   ------

Weighted average of common shares
outstanding during the period                   100      100

Stock options and warrants outstanding-not
included as they have no dilutive effect         --       --

Shares used in computing earnings per
common share                                    100      100

Earnings per common share ($702,206/100)     $7,022
                                             ======

Earnings per common share ($97,658/100)               976.58
                                                      ======